Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-258662) pertaining to the 2010 Stock Plan of Aarki Inc., and
2.Registration Statement (Form S-8 No. 333-253394) pertaining to the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan of Skillz Inc.;

of our reports dated March 31, 2023, with respect to the consolidated financial statements of Skillz Inc. and the effectiveness of internal control over financial reporting of Skillz Inc. included in this Annual Report (Form 10-K) of Skillz Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Mateo, California
March 31, 2023